Exhibit 99.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective September 1, 2022 (the “Amendment Effective Date”), is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and John W. Garratt (the “Employee”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement by and between the Company and the Employee effective April 1, 2021 (the “Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee previously entered into the Agreement; and

WHEREAS, the Employee has agreed to expand his role to include President of the Company on the Amendment Effective Date; and

WHEREAS, the Company believes it is desirable and in the best interests of the Company and its shareholders to secure the services of the Employee as President and Chief Financial Officer; and

WHEREAS, in connection with the foregoing, the Company and the Employee desire to amend the Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as of the Amendment Effective Date as follows:

1.       Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.       Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ or to cause any wholly-owned subsidiary of the Company to employ (any such wholly-owned subsidiary caused by the Company to employ Employee being hereinafter referred to as the “Subsidiary”) Employee as President and Chief Financial Officer of the Company or the Subsidiary, as the case may be.”

2.       Section 5.a of the Agreement is hereby amended and restated in its entirety to read as follows:

“a.            Base Salary. Subject to the terms and conditions set forth in this Agreement, the Company shall pay or shall cause the Subsidiary to pay to Employee, and Employee shall accept, an annual base salary (“Base Salary”) of no less than Nine Hundred Thousand Dollars ($900,000). The Base Salary shall be paid in accordance with the Company’s or the Subsidiary’s, as applicable, normal payroll practices (but no less frequently than monthly) and may be increased from time to time at the sole discretion of the Company.”

3.       Section 16.b(v) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(v)       “Territory” shall include individually and as a total area those states in the United States, or those countries outside the United States, in which the Company maintains stores at the Employee’s termination date or those states or countries in which the Company has specific and demonstrable plans to open stores within six (6) months of the Employee’s termination date.”

4.       Section 24(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i)       Arbitration. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted within a reasonable period by a single arbitrator in an arbitral forum to be selected by the parties and subject to the Federal Rules of Procedure and Evidence. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area, unless otherwise mutually agreed by the parties. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees. Notwithstanding the foregoing, Employee acknowledges and agrees that the Company, its subsidiaries and any of their respective affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit and/or confidentiality covenants as set forth in Sections 14, 16 through 20, and 22 of this Agreement.”

5.       Except as specifically provided by this Amendment, the Agreement shall remain in full force and effect in all other respects, subject to any other amendments that may be adopted from time to time.

6.       The Company and the Employee represent and agree that each has reviewed all aspects of this Amendment, has carefully read and fully understands all provisions of this Amendment, and is voluntarily entering into this Amendment. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Amendment with legal, tax or other adviser(s) of such party’s choice before executing this Amendment.

7.       This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

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IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly authorized representative to execute, this Amendment on the dates indicated below.

DOLLAR GENERAL CORPORATION

Date:	8-24-2022	By:	/s/ Kathleen Reardon

		Name:	Kathy Reardon

		Title:	EVP, Chief People Officer

“EMPLOYEE”

Date:	8-24-2022	/s/ John W. Garratt
John W. Garratt

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